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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-67977 of IDG Books Worldwide, Inc. on Form S-8 of our report dated October 18, 1999 on the financial statements of Macmillan General Reference USA, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph to the effect that such financial statements are not necessarily indicative of the conditions that would have existed if Macmillan General Reference USA, Inc. had been operated as an unaffiliated entity) appearing in this Current Report on Form 8-K/A of IDG Books Worldwide, Inc.


DELOITTE & TOUCHE LLP
Indianapolis, Indiana
October 18, 1999